EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Antares Pharma, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Antares Pharma, Inc. of our report dated March 12, 2012, relating to the consolidated balance sheets of Antares Pharma, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report is included in the December 31, 2011 annual report on Form 10-K of Antares Pharma, Inc. and  to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota
April 19, 2012